Exhibit 1.39

BUHRMANN LUXEMBOURG S.á.r.l

(anc.KNP LEYKAM HOLDINGS S.A. ensuite

KNP BT HOLDINGS S.A. puis BUHRMANN LUXEMBOURG S.A.)

Société á responsabilité limitée

Siége social: L-1471 Luxembourg

398, route d’Esch

R.C.B Nº 47 284

STATUS COORDONNES

SUIVANT LES ACTES Nº 812 DU 26 JUIN 2002 et

Nº 870 DU 02 JUILLET 2002

ARTICLES OF ASSOCIATION

Chapter I.  Name – duration – Object Registered office

Article 1.  Name and duration

There hereby exists a private limited liability company (société á responsabilité limitée) under the name of “Buhrmann Luxembourg” S.á.r.l. (the “Company”), which shall be governed by the law dated 10th August, 1915 on commercial companies, as amended (the “Law”), as well as by the Articles.

The Company is formed for an unlimited duration.

Article 2.  Corporate object

The object of the Company is to carry out all transactions pertaining directly or indirectly to the acquisition of participations in any enterprise in any form whatsoever, and the administration, management, control and development of those participations.

The Company may also carry out any commercial, financial or industrial activities pertaining directly or indirectly to the incorporation, financing, administration, management, control or consulting of any undertaking or company in any form whatsoever.

The Company may provide any services and carry out any activities or transactions pertaining directly or indirectly to securitisation activities and carry out any activities directly or indirectly in relation with the servicing of receivables and enter into any transactions, agreements or deeds ancillary thereto or in connection therewith.  The Company may in particular, but not exclusively, collect receivables of any kind and carry out any factoring activities for the account of any undertaking or company.

The Company may finance and grant loan advances to any enterprises or companies of any form.

The Company may further, both in Luxembourg and abroad, carry out any trans actions which are directly or indirectly connected with its corporate object or which may favour its development.

Chapter II.  Share capital

Article 4.  Capital

The Company’s subscribed share capital is set at €12,500, represented by 500 shares with a nominal value of €25 each.

The subscribed share capital may be changed at any time by resolution of the shareholder’s meeting deliberating in the manner provided for amendments of the Articles.

Article 5.  Shares

Each share entitles to a fraction of the corporate assets and profits of the Company in direct proportion to the number of shares in existence.

Vis-à-vis the Company, the Company’s shares are indivisible and only one owner is admitted per share.  Joint co-owners have to appoint a sole person as their representative towards the Company.

The death, suspension of civil rights, insolvency or bankruptcy of the single shareholder or of one of the shareholders will not bring the Company to an end.

Article 6.  Transfer of shares

If there is a single shareholder, the Company’s shares are freely transferable to non-shareholders.

In case of plurality of shareholders, the transfer of shares inter vivos to third parties must be authorised by the general meeting of the shareholders who represent at least three-quarters of the subscribed share capital of the Company.  No such authorisation is required for a transfer of shares among the shareholders.

The transfer of shares mortis causa to third parties must be accepted by the shareholders who represent three-quarters of the rights belonging to the survivors.

Article 7.  Redemption of shares

The Company shall have power, subject to due observance of the provisions of the Law, to acquire shares in its own capital.

The acquisition and disposal by the Company of shares held by it in its own share capital shall take place by virtue of a resolution of and on the terms and conditions to be decided upon by the general meeting of shareholders deliberating in the manner provided for amendments to the Articles.

Chapter III.  Management – Meetings of the board of managers – Representation – Authorised signatories

Article 8.  Management

The company is managed by one or more managers.  In case of plurality of managers, they constitute a board of managers.  The manager(s) need not be shareholder(s).  The manager(s) is/are appointed by the general meeting of shareholders.  The general meeting of shareholders may at any time and ad nutum (without having to state any reason) revoke and replace the manager(s).

The general meeting of shareholders shall decide on the remuneration and the terms and conditions of appointment of each of the managers.

Article 9.  Meetings of the board of managers

Meetings of the board of managers are convened by any member of the board.

The managers will be convened separately to each meeting of the board of managers.  Except in cases of urgency which will be specified in the convening notice, at least eight days’ written notice of board meetings shall be given.

The meeting will be duly held without prior notice if all the managers are present or duly represented.

The meetings are held at the place, the day and the hour specified in the convening notice.

The notice may be waived by the consent in writing or by facsimile or by any other suitable telecommunication means of each manager.  No separate notice is required for meetings held at times and places specified in a schedule previously adopted by a resolution of the board of managers.

Any manager may act at any meeting of the board of managers by appointing in writing or by facsimile or by any other suitable telecommunication means another manager as his proxy.

A manager may represent more than one of his colleagues, provided however that at least two managers are present at the meeting.

Any and all managers may participate in any meeting of the board of managers by telephone or video conference call or by other similar means of communication allowing all the persons taking part in the meeting to hear and speak to each other.  The participation in a meeting by these means is deemed equivalent to a participation in person at such meeting.

The board can validly debate and take decisions only if the majority of its members is present or represented.

Decisions of the board are taken by a majority of the votes case.

In case of urgency, resolutions signed by all managers shall be valid and binding in the same manner as if passed at a meeting duly convened and held.  Such signatures may appear on a single document or on multiple copies of an identical resolution and may be evidenced by letter, facsimile or telex.

Article 10.  Representation – Authorised signatories

In dealing with third parties, the manager(s) shall have the powers to act in the name of the Company in all circumstances and to carry out and approve all acts and operations consistent with the Company’s objects.

All powers not expressly reserved by the Law or by the Articled to the general meeting of shareholders fall within the scope of competence of the manager, or in case of plurality of managers, of the board of managers.

In case of a single manager, the Company shall be bound by the sole signature of the manager, and, in case of plurality of managers, by the joint signature of the manager, and, in case of plurality of managers, by the joint signatures of any two members of the board of managers.

The manager, or in case of plurality of managers, the board of managers may subdelegate his/its powers for specific tasks to one of several ad hoc agents.

The manager, or in case of plurality of managers, the board of managers will determine the agent’s responsibilities and his remuneration (if any), the duration of the period of representation and any other relevant conditions of his agency.

Article 11.  Liability of managers

The manager or the managers (as the case may be) assume, by reason of his/their position, no personal liability in relation to any commitment validly made by him/them in the name of the Company, so long as such commitment is in compliance with the Articles as well as the applicable provisions of the Law.

Chapter IV.  General meetings of shareholders

Article 12.  General meetings of shareholders

The single shareholder assumes all powers conferred to the general shareholders’ meeting.

In case of a plurality of shareholders, each shareholder may take part in collective decisions irrespective of the number of shares he owns.  Each shareholder has voting rights commensurate to the number of shares he owns.  Collective decisions are validly taken insofar as they are adopted by partners representing more than half of the share capital.

However, resolutions to alter the Articles or to dissolve and liquidate the Company may only be adopted by the majority in number of the shareholders owning at least three quarters of the Company’s share capital, subject to the provisions of the Law.

Resolutions of shareholders can, instead of being passed at a general meeting of shareholders, be passed in writing by all the shareholders.  In this case, each shareholder shall be sent an explicit draft of the resolution(s) to be passed, and shall sign the resolution.  Resolutions passed in writing on one or several counterparts in lieu of general meetings shall have the force of resolutions passed at a general meeting of shareholders.

Chapter V.  Financial year – Financial Statement – Profit sharing

Article 13.  Financial year

The Company’s accounting year begins on January first and ends on December thirty-first of the same year.

Article 14.  Financial statements

Each year the books are closed and the manager, or in case of plurality of managers, the board of managers prepares a balance sheet and profit and loss accounts.

Article 15.  Inspection of documents

Each shareholder may inspect the above balance sheet and profit and loss accounts at the Company’s registered office.

Article 16.  Appropriation of profits – Reserves

An amount equal to five per cent (5%) of the net profits of the Company is set aside for the establishment of a statutory reserve, until this reserve amounts to ten per cent (10%) of the Company’s nominal share capital.

The balance may be distributed to the shareholder(s) commensurate to his/their shareholding in the Company.  The general meeting of shareholders shall, subject to applicable law, have power to make payable one or more interim dividends.

Chapter VI.  Dissolution – Liquidation

Article 17.  Dissolution

The Company may be dissolved at any time by a resolution of the general meeting of shareholders deliberating in the manner provided for amendments to the Articles.

Article 18.  Liquidation

Upon the dissolution of the Company, the liquidation will be carried out by one or several liquidators, whether shareholders or not, appointed by the shareholder(s) who will determine theirs powers and remuneration.

Chapter VII.  Audit

Article 19.  Statutory auditor – External auditor

In accordance with article 200 of the Law, the Company need only be audited by a statutory auditor if it has more than 25 shareholders.  An external auditor needs to be appointed whenever the exemption provided by article 256(2) of the Law does not apply.

Chapter VIII.  Governing Law

Article 20.  Reference to Legal Provisions

Reference is made to the provisions of the Law for all matters for which no specific provision is made in the Articles.”